Exhibit 99.1

  NEWS

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
January 29, 2010	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Acquires Community Bank & Trust in FDIC-assisted Deal

COLUMBIA, S.C.—(January 29, 2010)—SCBT Financial Corporation (NASDAQ:  SCBT) announced that its bank subsidiary, SCBT, N.A., has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to assume all the deposits and certain other liabilities and purchase certain assets of Community Bank & Trust, a full service community bank headquartered in Cornelia, Georgia.  With this acquisition, SCBT, N.A. will now operate financial centers in Georgia, North Carolina and South Carolina.

Founded in 1900, Community Bank & Trust is the oldest bank in Habersham County and one of the oldest financial institutions in Northeast Georgia.  Community Bank & Trust operates 36 banking locations in Habersham, Hall, White, Rabun, Stephens, Jackson, Banks, Barrow, Oconee, and Towns Counties in Georgia.  Based on the June 2009 FDIC summary of deposits, Community Bank & Trust ranked 7th in Georgia state deposit market share among Georgia-based institutions.

As of September 30, 2009, Community Bank & Trust had approximately $1.2 billion in total assets and $1.1 billion in total deposits. SCBT, N.A. did not pay the FDIC a premium to assume all of the deposits.  The FDIC and SCBT, N.A. also entered into a loss sharing agreement covering substantially all of the acquired loans and foreclosed real estate.

SCBT will not acquire any of the assets or assume any liabilities of Community Bank & Trust’s former bank holding company, Community Bankshares, Inc., nor its other bank subsidiaries, Community Bank & Trust of West Georgia and Community Bank & Trust of Alabama.

“This is a great step for our company.  The addition of Community Bank & Trust’s 36 locations enhances our presence on the I-85 corridor from Charlotte to Atlanta,” said Robert R. Hill, Jr., president and CEO, SCBT Financial Corporation.  “This 110 year-old institution has a long history of serving the financial needs of the citizens of Georgia.  We look forward to helping them continue this legacy of service.  We welcome the Community Bank & Trust customers.”

SCBT is well-positioned to complete the acquisition as a result of its strong financial and capital position, which in May 2009 permitted the company to be one of the first banks in the country to redeem the preferred stock ($64.8 million) and common stock warrant ($1.4 million) issued to the US Treasury under the Troubled Asset Relief Program.  No additional capital was required to support the FDIC-assisted transaction.

Community Bank & Trust’s banking locations will reopen during their normal business hours beginning on Saturday as branches of Community Bank & Trust, a division of SCBT, N.A.  The company has sent more than 70 employees of SCBT to work closely with the employees and customers of Community Bank & Trust during the transition.  Community Bank & Trust depositors will automatically become depositors of SCBT, N.A., and deposits will continue to be insured by the FDIC.

Over the weekend, depositors of Community Bank & Trust can access their money as they always have, by writing checks, accessing online banking, or using ATM or debit cards.  Checks drawn on Community Bank & Trust will continue to be processed.  Customers of both banks should continue to bank as they normally do at their existing branches.

SCBT will provide more information about the Community Bank & Trust transaction on its website, www.SCBTonline.com, on Monday, February 1, 2010.

SCBT was advised in the transaction by Sandler O’Neill + Partners, L.P. and Wachtell, Lipton, Rosen & Katz.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina and NCBT, a Division of SCBT, N.A.   Providing financial services for over 75 years, SCBT Financial Corporation operates 48 financial centers in 16 South Carolina counties and Mecklenburg County in North Carolina.   Named in Forbes as one of the 100 Most Trustworthy Companies in America, SCBT Financial Corporation has assets of approximately $2.7 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of Community Bank & Trust, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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